INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated effective the 11th day of March, 2011.

BETWEEN:

ARGENTEX MINING CORPORATION, a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at Suite 835, 1100 Melville Street, Vancouver, British Columbia V6E 4A6

(the “Company”)

AND:

Ariston Capital, a company incorporated under the laws of the Province of British Columbia with an address of 36198 Auguston Pky S., Abbotsford, British Columbia Canada V3G 2Y9

(“Contractor”)

AND:

PETER A. BALL, an individual resident of the Province of British Columbia with an address of 36198 Auguston Pky S., Abbotsford, British Columbia Canada V3G 2Y9

(“Ball”)

WHEREAS:

A.
The Company is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in Argentina and in Canada.

B.	The Company wishes to obtain and the Contractor wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.

C.	Ball desires to join in this Agreement for the purposes expressed.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement (including the Schedules hereto), the following terms will have the following meanings:

1.1.           “Board” means the Board of Directors of the Company;

1.2.           “Cause” means:

                (a)           failure of the Contractor and/or Ball to observe or perform any of the material covenants and obligations imposed by this Agreement;

(b)
failure of the Contractor and/or Ball to observe any of the covenants and obligations hereunder that are not material, if the Contractor and/or Ball does not remedy such failure within a reasonable time after receiving written notice thereof;

(c)	fraud, dishonesty, gross negligence or willful malfeasance in connection with the Contractor’s and/or Ball’s performance of the Consulting Services; or

(d)	the conviction of the Contractor and/or Ball in respect of a crime involving moral turpitude;

1.3.	“Change of Control” means:

1.3.1.
the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any one individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934), of beneficial ownership of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which causes a change in the control of the Board resulting from the election by the shareholders of the Company of less than a majority of the persons nominated for election by management of the Company;

1.3.2.
the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, 50% or more, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

1.3.3.	a liquidation or dissolution of the Company or the sale or other disposition of all of the assets of the Company;

1.4.	“Common Shares” means shares of common stock of the Company;

1.5.
“Confidential Information” means information, whether or not originated by the Contractor or Ball, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers.  Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.5.1.
the Company’s mineral properties, exploration results, estimated economic reserves, feasibility of mining the properties, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

1.5.2.
work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.5.3.
any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

1.5.4.
internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

1.5.5.
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

1.5.6.
all information that becomes known to the Contractor and/or Ball as a result of this Agreement or the services performed hereunder that the Contractor and/or Ball, acting reasonably, believes is confidential information or that the Company takes measures to protect.

Confidential Information does not include:

1.5.7.
the general skills and experience gained by the Contractor and/or Ball during the Contractor’s provision of the Consulting Services to the Company that the Contractor could reasonably have been expected to acquire in similar retainers or engagements with other companies;

1.5.8.	information publicly known without breach of this Agreement or similar agreements; or

1.5.9.
information, the disclosure of which by the Contractor is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

1.6.	“Consulting Effective Date” means the date of this Agreement as shown on the first page hereof;

1.7.          “Consulting Fee” means the sum of CDN $12,500 per month;

1.8.
“Consulting Services” means such services as are consistent with those ordinarily provided by an Executive Vice President - Corporate Development, including the duties and responsibilities set out at Schedule “A” hereto as well as such other duties and responsibilities as may be reasonably required of Ball from time-to-time either in respect of the foregoing or otherwise by the President with respect to the Company and, if requested by the Company, to any and all of its subsidiaries from time to time;

1.9.	“Consulting Anniversary Date” means the first anniversary of the date of this Agreement as shown on the first page;

1.10.	“Consulting Termination Date” means the first anniversary of the date of this Agreement as shown on the first page;

1.11.	“Directors” means the Directors of the Company, and “Director” means any one of them;

1.12.        “GST” means Goods and Services Tax;

1.13.        “HST” means Harmonized Sales Tax;

1.14.	“OTC-BB” means the over-the-counter bulletin board operated by the Financial Industry Regulatory Authority (FINRA);

1.15.	“Stock Option Agreement” means an agreement on the Company’s standard form of stock option agreement;

1.16.	“Stock Option Plan” means the Argentex Mining Corporation Stock Option Plan adopted by the Company on November 10, 2007;

1.17.	“Stock Options” means those options to purchase one hundred fifty thousand (150,000) Common Shares to be granted under the Stock Option Plan as described at Paragraph 3.2 herein;

1.18.	“TSX-V” means the TSX Venture Exchange.

1.19.	“Termination Fee” means a lump sum equal to the Consulting Fee (plus any applicable value added tax) for any of:

(i)	nine months plus one month for each year of service to the termination date;

(ii)	the remainder of the Term; or

(iii)	two months for each year that the Contractor has provided service to the Company since the Consulting Effective Date, whichever is greater.

1.20.	“Vacation Time” means the Contractor’s entitlement not to provide the Consulting Services for up to 20 business days in each calendar year and does not include weekends or statutory holidays.

2.             SERVICES TO BE PROVIDED

2.1.	This Agreement and each of its terms are subject to:

2.1.1.	the approval of or acceptance by the TSX-V if such approval or acceptance is required; or

2.1.2.	the absence of any objections by the TSX-V if approval of or acceptance by the TSX-V is not required.

If the TSX-V objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the TSX-V and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2.	Effective on the Consulting Effective Date, the Contractor will cause Ball to provide the Consulting Services to the Company and will ensure that Ball:

2.2.1.	devotes sufficient working time, attention, ability and expertise to successfully provide the Consulting Services to the Company in a timely manner; and

2.2.2.	faithfully serves the Company and uses his best efforts to promote the best interests of the Company

2.3.	The Contractor and Ball will report directly to the CEO and will keep the CEO informed of all matters concerning the Consulting Services as requested from time to time.

3.             REMUNERATION, EXPENSES AND INDEMNITY

3.1.	Remuneration – Consulting Fees

3.1.1.
Subject to Paragraphs 3.1.2 and Section 4, below, from the Consulting Effective Date to the Consulting Termination Date, the Company will pay the Contractor the Consulting Fee.  The Company, as it may determine from time to time in its sole discretion, may grant the Contractor an increase in the Contractor Fee.

3.1.2.
The remuneration referred to in Paragraph 3.1.1 will be payable at the end of each month upon receipt of an invoice, and does not include applicable taxes.  To the extent that the Contractor is required to remit PST, GST, HST or any similar service tax, the Contractor will show the applicable tax amount as a separate line item on the Contractor’s invoice for services and provide the Company with the Contractor’s PST, GST, HST or other applicable registrant number.

3.2.          Remuneration – Stock Options

3.2.1.
Subject to compliance with all applicable laws, regulations and rules of any governmental authority, quotation system or stock exchange, and subject further to approval by the TSX-V if required, on or as soon as is reasonably possible following the Consulting Effective Date, the Company will grant the Stock Options to Ball.  The Stock Options shall have an exercise price equal to the closing price, last sale of the day, on the OTC-BB or the TSX V, at the Company’s discretion, on the date the Stock Options are granted and a term of three years from the date of grant.

3.2.2.
The Stock Options will vest in four equal quarterly instalments, with the first instalment vesting on the first day of the third calendar month following the Consulting Effective Date, all in accordance with the Stock Option Plan.

3.2.3.
The Stock Options will be granted subject to the terms of the Stock Option Plan, as the same may be amended from time to time, and the Stock Option Agreement.  In the event of any inconsistency among this Agreement, the Stock Option Agreement and the Stock Option Plan, the terms of the Stock Option Plan will control.

3.3.	Adjustments of and Restrictions on Securities

3.3.1.
If and whenever the Common Shares at any time outstanding are subdivided into a greater or consolidated into a lesser number of common shares, the exercise price of the Options must be decreased or increased proportionately, as the case may be, and upon any such subdivision or consolidation, the number of Common Shares deliverable upon the exercise of the Options must be increased or decreased proportionately, as the case may be.

3.3.2.
Unless the Company elects to register them with the Securities and Exchange Commission, which it may do or choose not to do in its sole discretion, any securities issued pursuant to this Agreement will be “restricted securities”, as that term is defined in Rule 144(a)(3), promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and will bear such restrictive legends as may be required by the applicable securities laws, rules and regulations.

3.4	Expenses

3.4.1.	The Contractor will be responsible for all costs associated with the performance of the Consulting Services, except as noted in Paragraphs 3.4.2 through 3.4.4 below.

3.4.2.
Unless otherwise agreed by the parties, the Consulting Services will be provided at the Company’s office located in Vancouver, British Columbia.  The Company must provide office space, equipment (including necessary computing equipment and software), furniture and supporting personnel at the Company’s premises to the Contractor at no cost to the Contractor.

3.4.3.
In the event that the parties agree that the Consulting Services will be provided at a location other than Vancouver, British Columbia, the Company will pay to the Contractor all reasonable moving expenses incurred by the Contractor.

3.4.4.
The Contractor will be reimbursed by the Company for out of pocket expenses incurred on behalf of the Company in the course of providing the Services, as supported by copies of receipts and other documentation.

3.5.          Indemnity by Company

The Company agrees to indemnify each of the Contractor and Ball from and against any and all actions, causes of action, claims, demands or other proceedings made against either or both of the Contractor or Ball in the course of or as a result of this Agreement on and subject to the terms of the Indemnification Agreement attached to this Agreement as Schedule “B” .

4.            TERM, RENEWAL AND TERMINATION

4.1.	Term

This Agreement will commence on the Consulting Effective Date, and, unless otherwise terminated under this Section 4, will expire on the Consulting Termination Date.

4.2.	Renewal

The initial term will automatically renew for an additional twelve (12) month term unless either party gives thirty (30) days’ written notice to the other of its intention not to renew this Agreement.

4.3.	Termination

4.3.1.	Notwithstanding Paragraph 4.1, this Agreement will be terminated:

(a)	without Cause by the Company, upon payment by the Company to the Contractor of the Termination Fee;

(b)	without Cause by the Contractor, upon thirty (30) days’ written notice from the Contractor to the Company; or

(c)	with Cause by the Company, immediately upon the Company giving notice in writing to the Contractor, which notice must state the nature and substance of the Cause.

4.3.2.	Upon the expiration or earlier termination of this Agreement for any reason:

(a)
the Company must immediately pay to the Contractor all accrued and unpaid portions of the Consulting Fees due up to the date of expiration or termination as well as any Expenses properly incurred prior to the date of expiration or termination;

(b)	the Contractor must, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(i)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of expiration or termination;

(ii)	all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

(iii)	all equipment and any other property belonging to the Company.

4.4.	Termination – Change of Control

If, within 60 days of the occurrence of a Change of Control, the Company terminates this Agreement for any reason other than for Cause, the Company must pay an amount equal to 200% of the Termination Fee to the Contractor.

5.             INDEPENDENT CONTRACTOR RELATIONSHIP

5.1.	It is expressly agreed that the Contractor is acting as an independent contractor in performing the Consulting Services under this Agreement.

5.2.	Ball will, subject to Vacation Time, be available to the Company during substantially all of his working hours.

5.3.
The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that it does not, in the reasonable opinion of the Board, conflict with the Contractor’s duties to the Company while providing the Consulting Services.

5.4.	The Contractor and Ball, jointly and severally, represent and warrant to the Company that:

5.4.1.	each of the Contractor and Ball has the right to perform the Consulting Services without violation of its obligations to others;

5.4.2.	neither of the Contractor or Ball is bound by any agreement or obligation to any other party that will conflict with their respective obligations as a Contractor of the Company; and

5.4.3.
all advice, information, and documents provided by each of the Contractor and Ball to the Company in the course of providing the Consulting Services may be used fully and freely by the Company, unless the Contractor or Ball otherwise advises the Company orally or in writing at the time of communication of such information (e.g. information provided by the Contractor or Ball on a confidential or non-attribution basis).

5.5.
The remuneration set out at Section 3 herein will be the whole of the compensation to the Contractor and Ball for providing the Consulting Services.  For avoidance of doubt, the Company will not pay any contribution to Canada Pension Plan, employment insurance, or federal and provincial withholding taxes, or provide any other contributions or benefits, or similar amounts under any federal, provincial or state laws, which might be expected in an employer-employee relationship, as compensation for the Consulting Services.

5.6.
The Contractor is solely responsible for the Contractor’s registration and payment of assessments for coverage for Ball or the Contractor with WorkSafeBC or similar requirements under federal, provincial or state laws of other jurisdictions, while the Contractor or Ball is providing the Consulting Services.  If requested by the Company, the Contractor will provide proof of coverage.

5.7.
The Contractor and Ball jointly and severally indemnify the Company against, and agree to hold it harmless from, all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance Plan, the Canada Pension Plan, the Workers Compensation Plan, or related plans or organizations, or similar bodies or plans under federal, provincial or state laws in other jurisdictions, requiring the Company, Ball or the Contractor to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Company pursuant to this Agreement.  This paragraph will survive the expiration or earlier termination of this Agreement.

6.             CONFIDENTIAL INFORMATION

6.1.
All Confidential Information, whether it is developed by Ball and/or the Contractor during this consulting retainer or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

6.2.
As a consequence of the acquisition of Confidential Information, the Contractor and Ball will occupy a position of trust and confidence with respect to the affairs and business of the Company.  In view of the foregoing, it is reasonable and necessary for the Contractor, joined by Ball, to make the following covenants regarding the conduct of each of the Contractor and Ball during and subsequent to the Contractor’s retainer by the Company:

6.2.1.
At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Ball will disclose Confidential Information to any person other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or legal process of discovery, without first obtaining the Company’s consent, and the Contractor and Ball will each take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by the Company to him.  This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

6.2.2.
At all times during and subsequent to the Contractor’s retainer with the Company, neither the Contractor nor Ball will use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or process of discovery, without first obtaining the Company’s consent and the Contractor and Ball will each take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information disclosed by the Company to either or both of them.

6.2.3.
Within ten (10) business days after the expiration or termination of the Contractor’s retainer for any reason, the Contractor and Ball will promptly deliver to the Company all property of or belonging to or administered by the Company in its custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

6.2.4.	The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

6.3.
Consent to Enforcement.  The Contractor and Ball each confirms that all restrictions in this Section 6 are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Contractor and Ball.  Without limiting the generality of the foregoing, the Contractor and

Ball each hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor or Ball is in breach of any of the provisions stipulated in this Section 6.  The Contractor and Ball each hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

6.4.
The Contractor’s obligations under this Section 6 will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, expiration or termination of this Agreement.  Without limiting the foregoing, the Contractor and Ball each agrees that at all times during and subsequent to the provision of services to the Company, neither of the Contractor or Ball will use or take advantage of the Confidential Information for the purpose of

6.4.1.	providing similar management and technical services for any other company, or

6.4.2.
for a period of one year after the date of expiration or any earlier termination of this Agreement, for staking, or otherwise acquiring an interest in mineral properties adjacent to the mineral properties that the Company has an actual legal or beneficial interest in, or that the Company is considering acquiring a legal or beneficial interest in at the time the Consulting Services were performed or this Agreement expires or is terminated.

7.             GENERAL PROVISIONS

7.1.	Assignability. This Agreement is not assignable by either party and the Consulting Services must not be provided by any person other than Ball.

7.2.
Authorization.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3	No Other Agreement. This Agreement and the Schedules hereto cancel and supersede any existing agreement or other arrangement between the Company and the Contractor.

7.3.	Amendment or Waiver.

7.3.1.	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.

7.3.2.
No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision.  Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

7.4
Compliance with Policies and Laws.  The Contractor and Ball will each abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct.  In addition, the Contractor and Ball will each abide by all laws applicable to the Company, in each jurisdiction that the Company does business, including without limitation applicable securities laws, rules and regulations and the rules of any stock exchange or market upon which the Common Shares are listed or quoted.

7.5.
Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia applicable therein, and will be treated in all respects as a British Columbia contract.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising under this Agreement.

7.6.
Dispute Resolution.  Any dispute or controversy occurring between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement will be resolved by arbitration.  Such arbitration will be conducted by a single arbitrator appointed by agreement between the parties, or, in default of agreement, such arbitrator will be appointed in accordance with the provisions of the Commercial Arbitration Act of British Columbia or any re-enactment or amendment thereof.  Any arbitration will be held in the City of Vancouver.  The rules of procedure to be followed will be the domestic rules of procedure of the British Columbia International Commercial Arbitration Centre then in force.  The decision arrived at by the arbitrator will be final and binding and no appeal will lie therefrom.

7.7.
Notices. Any notice in writing required or permitted to be given hereunder must be given by registered mail, postage prepaid, mailed in British Columbia to the following addresses, or may be delivered by courier or personally.

7.7.1.        in the case of the Company:

ARGENTEX MINING CORPORATION

835 - 1100 Melville Street

Vancouver, B.C. V6E 4A6

Fax:           604.568.1540

7.7.2.	in the case of the Contractor and Ball:

ARISTON CAPITAL

36198 Auguston Pky S.,

Abbotsford, B.C. V3G 2Y9

Attention:  Mr. Peter A. Ball

Any notice delivered by courier or personally is effective on the actual date of delivery.  Any notice delivered by mail as aforesaid is deemed to have been received by the person to whom it is addressed on the 4th business day after and excluding the date of mailing.  Either party may change its address for giving of notices hereunder by notice in writing to the other party.

7.8.
Independent Legal Advice.  The Company has obtained legal advice concerning this Agreement and has requested that the Contractor and Ball each obtain independent legal advice with respect to this Agreement.  The Contractor and Ball each hereby represents and warrants to the Company that the Contractor and Ball have each been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so

7.9.
Severability.  If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

7.10.	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.

7.11.
Further Assurances.  Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may reasonably require for the purposes of giving effect to this Agreement.

7.12.	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

7.13.	Parties’ Acknowledgement. The parties hereto hereby acknowledge that:

7.13.1.      sufficient time was provided to review this Agreement thoroughly;

7.13.2.	the terms of this Agreement and the obligations hereunder have been read and are understood; and

7.13.3.      a copy of this Agreement has been received by each of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ARGENTEX MINING CORPORATION

Per:           /s/ Kenneth Hicks
Authorized Signatory

ARISTON CAPITAL

Per:           /s/ Peter A. Ball
Authorized Signatory

JOINED by PETER A. BALL for the reasons expressed above, who signed in the presence of:
___________________________________
Signature
___________________________________
Print Name
___________________________________
Address
___________________________________
Occupation
) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Peter A. Ball PETER A. BALL

Schedule A
Description of Duties
EXECUTIVE VP – CORPORATE DEVELOPMENT

Without limiting the general services to be provided by the Executive VP, the Executive VP shall provide the following specific services:

1.           Work closely with the President to increase institutional ownership of equity;

2.           lead fund raising activities by coordinating institutional road shows, establishing interaction with leading investment bankers, presenting to retail investors and attending industry investment conferences and corporate development events, attend and market company at key financial, institutional, and retails events where required to continue to increase awareness and corporate branding;

3.           Work with the President to organize and attend analyst tour(s) for the Company’s projects/operations to increase written analyst coverage and support;

4.           Work closely with executive management to deliver corporate presentations and messaging to key stakeholders and investment communities and groups; ensure monthly and quarterly face to face meetings with key groups in leading financial centers, increase trading liquidity and broaden shareholder base;

5.           Assist management in ensuring the accurate and timely reporting of all material changes in the affairs of the Company and the material facts related to the Company, in accordance with applicable securities legislation and regulations, and assist the President in respect of relations with all regulatory agencies, relations with the Company’s legal service providers and the Company’s public and investor relations programs;

6.           Successfully maintain corporate presence in industry with accurate and up to date information and also maximize exposure through continued marketing and branding of the Company; work closely with executive management and technical team in the writing and dissemination of corporate news/events to investment community

7.           Administer and assist in the coordination of all Company non-technical development programs including all administrative and financial functions and in the coordination of the services and resources that are necessarily incidental thereto;

8.           In coordination with the President assist and carry out the preparation and dissemination of Company business and engineering reports; in particular communicate with sell side analysts, fund managers, retail brokers and all shareholders;

9.           Administer and assist with all other Company support services and perform such other activities as are necessary or incidental to the Officer’s position; and

10.         Conduct and carry out other duties, responsibilities and special projects as directed by the President.

Schedule B – Form of Indemnity (to be supplied)